IQST – IQSTEL Sets 2027 Targets for IDILIO TV: Potential Mobile Audience of 40 Million Users by Q2 and 500,000 Gross Subscribers by Year-End, Backed by Leadership Experience Building a 100 Million-User Audience

IQSTEL has launched the IDILIO TV commercial sales pipeline with mobile operators as part of its strategy to build scalable, high-margin recurring digital revenue

IDILIO TV is backed by a $5 million seed round led by a16z Speedrun, with Goodwater Capital, WndrCo and Nubank founder David Vélez participating

NEW YORK — September 3, 2026 — IQSTEL Inc. (NASDAQ: IQST) today announced a corporate objective to establish mobile-operator distribution channels capable of reaching a potential audience of approximately 40 million mobile users by the end of the second quarter of 2027 for the microdrama entertainment service offered through its strategic partnership with IDILIO TV.

The initiative is built directly on infrastructure IQSTEL already owns. The Company maintains commercial relationships with more than 600 telecommunications operators across 24 countries, whose networks collectively provide potential access to approximately 2.3 billion end users. Those relationships were established to carry voice, SMS and data traffic. IQSTEL now intends to use the same commercial channel as a distribution pipeline for premium digital content — creating a route to monetize an existing platform in higher-margin, recurring-revenue services.

The Company’s 40 million-user objective refers to the combined potential audience represented by the mobile operators it targets for distribution agreements. It does not represent 40 million existing or guaranteed paying subscribers.

figure shown above is an arithmetic illustration based on an assumed 1.25% gross penetration rate. The illustrative subscriber target is to reach 500,000 gross subscribers by the end of 2027, excluding churned subscribers. It is not a forecast, financial guidance, or an existing subscriber base. See “A Scalable, High-Margin Recurring-Revenue Model” below and “Forward-Looking Statements.”

From Network Operator to Content Distribution Platform

IQSTEL spent years building a multinational telecommunications footprint: interconnection agreements, technical integrations, billing relationships and commercial trust with carriers on five continents. That footprint has historically been monetized through wholesale voice and messaging — high-volume, low-margin businesses in which IQSTEL competes on scale and execution.

The IDILIO TV partnership is intended to demonstrate a different use for the same asset. A carrier relationship that can terminate SMS traffic can also bundle, market and bill for a subscription entertainment service. IQSTEL’s existing operator integrations, commercial relationships and billing rails are expected to support the distribution and billing capabilities required to commercialize the service. What changes is the product moving across that infrastructure — and the potential margin profile associated with it.

“This initiative demonstrates how IQSTEL can transform the global telecommunications platform we have built over many years into a commercialization engine for higher-margin digital products,” said Leandro Iglesias, CEO of IQSTEL. “We are combining an attractive product, experienced digital leadership and established operator relationships. Together, these elements can create a powerful foundation for recurring revenue and long-term shareholder value.”

“The IDILIO TV rollout is not an isolated product launch,” Iglesias continued. “It is an example of the broader opportunity to distribute multiple digital services through infrastructure and commercial relationships IQSTEL already has in place.”

According to Omdia, global microdrama revenue was projected to reach approximately $11 billion in 2025, with China accounting for approximately 83% of the global market.

How the Distribution Pipeline Works

Through integrations with participating mobile operators, IDILIO TV may be offered through direct carrier billing, standalone subscriptions and value-added mobile service bundles.

Direct carrier billing is intended to support the model at scale. Rather than requiring a credit card, app-store account or separate payment relationship, the subscription charge may appear on the customer’s existing mobile bill.

For Spanish-speaking markets in Latin America and diaspora communities where card penetration may be uneven, simplifying the payment process could reduce barriers to subscription while using billing infrastructure already operated by participating mobile carriers.

For participating operators, the service could create an incremental revenue opportunity and customer-retention tool without requiring the operator to produce original content. For IQSTEL, each executed agreement could expand the potential audience, increase brand visibility and support subscriber growth—creating a possible compounding or “snowball effect” as operators are added

Experience Scaling Digital Audiences

The initiative will be led by Jorge Becerra, CEO of IQSTEL Digital, who brings more than 25 years of experience developing products and digital services across the media, advertising, television, and digital-services industries, including prior experience building and reaching audiences of approximately 100 million users.

“Reaching a potential audience of 40 million mobile users is an ambitious goal, but it is grounded in experience,” said Becerra. “According to Omdia, microdramas are demonstrating strong monetization potential, with more than 60% of global revenue generated through subscriptions and transactional payments. By combining this market opportunity with IQSTEL’s global telecommunications platform and full organizational support, we believe we have a powerful foundation for scaling IDILIO TV worldwide.”

“We have already launched the IDILIO TV commercial sales pipeline with mobile operators, but this is only the tip of the iceberg,” Becerra continued. “Our broader business plan is already underway, and we expect to unveil additional services, partnerships and growth initiatives in the coming months. The 40 million-user objective is an important first milestone, but it is only the beginning of what we believe IQSTEL Digital can build.”

A Scalable, High-Margin Recurring-Revenue Model

The model is designed to create a scalable source of recurring revenue for IQSTEL.

For illustrative purposes only, at an assumed penetration rate of 1.25% of a 40 million-user potential audience, the service would reach approximately 500,000 gross paying subscribers by the end of 2027. The gross subscriber count does not include churned subscribers.

Because premium digital content is expected to generate substantially higher margins than traditional wholesale telecommunications services, IQSTEL believes this model could make a meaningful contribution to revenue diversification, margin expansion and long-term profitability.

The 1.25% penetration rate is an assumption used solely to illustrate the arithmetic of the model. This penetration rate does not account for subscriber churn. It is not derived from executed agreements, existing subscriber data or Company forecasts. Actual subscriber adoption, pricing, revenue and profitability will depend on executed operator agreements, commercial terms, market conditions and consumer response. This illustration is not financial guidance or a revenue forecast.

Why Now: A Growing Global Market With a Language Gap

Microdramas—also known as vertical dramas or micronovelas—are serialized fictional programs created specifically for smartphones. Episodes generally run between one and three minutes, are filmed vertically and use fast-paced storytelling and cliffhangers to encourage viewers to continue watching.

The format brings the emotional intensity of the Latin American telenovela tradition to the way consumers now use their phones: frequently, vertically and in short sessions throughout the day.

Although the microdrama category has expanded rapidly, a significant portion of its commercial development has been concentrated in China. IQSTEL believes this creates an opportunity to serve a Spanish-language market that remains comparatively underserved.

Spanish is spoken by more than 630 million people worldwide, including highly connected diaspora communities that maintain strong relationships with their language, culture and entertainment traditions. IQSTEL believes the combination of authentic Spanish-language content and carrier-level distribution can address both the content and distribution components of this opportunity.

IDILIO TV: Institutional Backing and an Operating Platform

IDILIO TV closed a $5 million seed round led by a16z Speedrun, Andreessen Horowitz’s media and entertainment accelerator, with participation from Goodwater Capital, Jeffrey Katzenberg’s WndrCo, and Nubank founder David Vélez individually.

IDILIO TV was co-founded by CEO Gabriela Tafur Standford MBA and CTO Esteban Ramírez, who holds an MBA and a master’s degree in computer science from MIT. Its productions are developed by professionals with extensive experience in Colombian and Latin American television.

Its series and executives have received prestigious awards, including the 42nd India Catalina Awards at the 2026 Cartagena International Film Festival (FICCI), where its series Llamado en la Madrugada (Call in the Early Hours) was recognized as Best Vertical Fiction Series.

According to IDILIO TV, the platform has surpassed 2 million downloads, availability in more than 120 countries and 49 original series launched. Its content is available on iOS and Android devices.

Supporting IQSTEL’s EBITDA and Margin Expansion Strategy

The IDILIO TV initiative forms part of IQSTEL’s broader EBITDA and margin expansion strategy, focused on introducing higher-margin services—including premium digital content, fintech, artificial intelligence, cybersecurity and digital health—through the Company’s existing global telecommunications ecosystem. IQSTEL believes that expanding its portfolio of scalable, recurring-revenue digital services can improve its revenue mix and, if successfully commercialized, contribute to long-term profitability and EBITDA growth.

IQSTEL reported preliminary, unaudited revenue of approximately $207 million for the first half of 2026, compared with approximately $130 million in the prior-year period. These preliminary figures are subject to completion of the Company’s customary review procedures and may change.

The Company views the initial IDILIO TV sales pipeline and the 40 million-user audience objective as the first application of a distribution capability it intends to use repeatedly.

About IDILIO TV

IDILIO TV is a mobile-first entertainment platform producing premium vertical microdramas for Spanish-speaking audiences worldwide. Founded in Colombia and led by CEO and Co-Founder Gabriela Tafur and CTO and Co-Founder Esteban Ramírez, IDILIO TV combines Latin American storytelling with proprietary mobile technology and a mix of subscription, virtual-currency, advertising, and brand-partnership monetization. According to the company, IDILIO TV has surpassed 2 million downloads, and distribution across more than 120 countries, with a catalog of more than 49 original series. For more information, visit www.idilio.tv/en.

About IQSTEL Inc.

IQSTEL Inc. (NASDAQ: IQST) is a global telecommunications and technology company operating through two core business divisions: Telecom and Digital Services. The Telecom Division is the foundation of IQSTEL’s global platform, operating across 24 countries with more than 600 telecommunications carrier interconnections and delivering international voice, SMS, messaging, and connectivity solutions to some of the world’s largest telecom operators and enterprise customers. Through these customer relationships, IQSTEL’s platform has the potential to reach approximately 2.3 billion end users worldwide. Building on this global infrastructure and commercial reach, the Digital Services Division is focused on higher-margin technology solutions across Artificial Intelligence, Intelligent Communications, Cybersecurity, Fintech, Digital Health, Enterprise Automation, and Content Services. Built through nearly two decades of organic growth and strategic acquisitions, IQSTEL is leveraging the scale and reach of its Telecom business to accelerate the growth of Digital Services and drive its next phase of revenue and Adjusted EBITDA expansion.

For more information, visit:

Corporate: www.iqstel.com
Telecom: www.iqsteltelecom.com
Digital Services: www.iqsteldigital.com
Official Investor Landing Page: www.landingpage.iqstel.com

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. Words such as "anticipate," "believe," "estimate," "expect," "intend", "could" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully market our products and services; our continued ability to pay operating costs and ability to meet demand for our products and services; the amount and nature of competition from other telecom products and services; the effects of changes in the cybersecurity and telecom markets; our ability to successfully develop new products and services; our ability to complete complementary acquisitions and dispositions that benefit our company; our success establishing and maintaining collaborative, strategic alliance agreements with our industry partners; our ability to comply with applicable regulations; our ability to secure capital when needed; and the other risks and uncertainties described in our prior filings with the Securities and Exchange Commission.

Media and Investor Relations:

Ethan Walfish

Head of Investor Relations

IQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gates, FL 33134

Phone: +1-4848-IQSTEL (477835)

Email: ir@iqstel.com